Exhibit 2(b)(4)

TRANSLATION FOR REFERENCE PURPOSES ONLY

LOAN AGREEMENT ENTERED BY AND AMONG BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C., HEREINAFTER, THE “LENDER”, REPRESENTED HEREIN BY MESSRS. LEONEL NAPOLEON VASQUEZ GOMEZ AND HORACIO VAQUERA GARCIA, AND GRUMA, S.A.B. DE C.V., HEREINAFTER, THE “BORROWER”, REPRESENTED HEREIN BY MESSRS. RAUL CAVAZOS MORALES AND RODRIGO MARTINEZ VILLARREAL, PURSUANT TO THE FOLLOWING:

R E C I T A L S :

A. OF THE “BORROWER”, UNDER OATH:

I.- That it has requested the “LENDER” the grant of a Credit Facility for an amount in Pesos, Mexican Currency of up to MXP$600,000,000.00 (Six Hundred Million Pesos 00/100 Mexican Currency).

II. That its business does not report any lien, as evidenced with the no-lien certificate issued by the Public Registry of Property and Commerce of Monterrey, Nuevo Leon, on May 26, 2011, which is enclosed to this agreement as an integral part hereof, as Exhibit “A”.

III. That, for purposes of requesting the “LOAN”, it has represented that it has not carried out any act of bribery with a public officer of the country where it carries out its business and that such representation is in force in the same terms as of the date of execution of this agreement.

B. OF THE “LENDER”:

I. That it is willing to grant the credit facility requested by the “BORROWER”, which shall be subject to the following:

C L A U S E S :

AMOUNT:

ONE.- The “LENDER” grants the “BORROWER” and the latter accepts it, a Credit Facility, hereinafter, the “LOAN”, for an amount in Pesos, Mexican Currency of up to MXP$600,000,000.00 (Six Hundred Million Pesos 00/100 Mexican Currency), such amount not including the interest, expenses and fees of any kind payable by the “BORROWER” to the “LENDER”.

USE OF PROCEEDS:

TWO.- The “BORROWER” shall be obliged to invest the “LOAN” that is granted herein to cover its working capital requirements of permanent character of its operations in Mexico.

TERM AND DISBURSEMENT PROCEDURE:

THREE.- The “BORROWER” may borrow the “LOAN” within a term of 3 (three) months beginning on the date of execution of this agreement, in a single disbursement, by means of the direct disbursement mechanism, informing the “LENDER” of its intent to borrow with an anticipation of up to 3 (three) business days in advance, delivering the following documents for such purpose:

a)             Notice of Borrowing, specifying the information that is being submitted and the manner of delivery of the proceeds.

b)             Original of the document with the title Signatures Card.

REQUIREMENTS TO DISBURSE THE LOAN:

The “BORROWER” may not borrow the “LOAN”, until the following conditions are satisfied:

1. The “BORROWER” shall have delivered all the documentation requested by the “LENDER” for disbursement of the “LOAN”, pursuant to this agreement.

2. The “BORROWER” shall have paid the corresponding fees in the terms set forth in this Agreement.

3. The “BORROWER” shall have made the total payment of the loan granted to it by the “LENDER” on November 12, 2008, for an amount in Pesos, Mexican Currency of MXP$3,367,000,000 (Three Billion Three Hundred Sixty-Seven Million Pesos 00/100 Mexican Currency).

The “LENDER” may restrict the term for borrowing the “LOAN” and the amount to be disbursed and/or it may denounce this agreement, in terms of article 294 of the General Law on Negotiable Instruments and Credit Transactions, by means of written notice to the “BORROWER”.

TERM AND MANNER OF PAYMENT:

FOUR.- The “LOAN” shall be paid in 6 (six) biannual installments, starting on the date in which it begins the month number fifty-four after the date of disbursement of the “LOAN” in accordance with the “Amortization Schedule” enclosed to this agreement as Exhibit “B”.

The “BORROWER” agrees to pay to the “LENDER” the amount, interest and accessories of the “LOAN” in the following place and manner:

The “BORROWER”, without previous notice or collection, shall make all payments in PESOS, Mexican Currency, by means of deposit or transfer to the account number 08700006949 with reference number 1013021085230 on the name of the “LENDER” at Banco Nacional de Mexico, Sociedad Anónima, Institución de Banca Múltiple, Electronic Transfer Number (CLABE) 002180087000069490, and shall credit the payment on the agreed date, at satisfaction of the “LENDER”. If the payment date is a non-business day in accordance with the banking practices of the place of payment, the maturity date will be the immediately following business day.

The “LENDER” may designate another place of payment, prior written notice to the “BORROWER” with 5 (five) days in advance.

PREPAYMENTS:

The “BORROWER” may make partial or total prepayments with no fee or penalty for prepayment, provided it notifies the “LENDER” with at least 30 calendar days in advance to the proposed prepayment date and provided such prepayments are made on the interest payment dates.

If a prepayment is made in a manner different as mentioned above, for purposes of determining the funding breakage costs, it shall be considered that the applicable period comprises from the prepayment date to the following installment date in accordance with the schedule set forth herein, providing evidence of the corresponding calculation.

INTEREST:

FIVE.- The “BORROWER” agrees to pay to the “LENDER” ordinary interest over the borrowed amount as referred herein, on a quarterly basis, at an annual interest rate in accordance with the following:

TIIE plus the Applicable Margin, which will be determined on a quarterly basis in accordance with its Leverage Ratio, as such term is defined below. The Applicable Margin will be as follows:

LEVERAGE RATIO
YEAR	LESS THAN OR EQUAL TO 2.0	HIGHER THAN 2.00 AND LESS THAN OR EQUAL TO 2.5	HIGHER THAN 2.5 AND LESS THAN OR EQUAL TO 3.0	HIGHER THAN 3.0 AND LESS THAN OR EQUAL TO 3.5
1	137.5 BP	150.0 BP	162.5 BP	175.0 BP
2	137.5 BP	150.0 BP	162.5 BP	175.0 BP
3	162.5 BP	175.0 BP	187.5 BP	200.0 BP
4	162.5 BP	175.0 BP	187.5 BP	200.0 BP
5	162.5 BP	175.0 BP	187.5 BP	200.0 BP
6	187.5 BP	200.0 BP	212.5 BP	225.0 BP
7	187.5 BP	200.0 BP	212.5 BP	225.0 BP

For purposes of this agreement, T.I.I.E. shall mean the Equilibrium Interbanking Interest Rate (Tasa de Interés Interbancaria de Equilibrio) for a term of 91 days, as published by Banco de México (Mexico’s Central Bank) in the Official Daily Gazette (Diario Oficial de la Federación), and which is the last available rate published the preceding business day of the borrowing date, and for purposes of reviewing and adjusting said rate, the applicable rate will be the last available rate published two business days before the date of review and adjustment. Such rate will be rounded to the ten-thousandth position of the closest percentage point. For such purposes, five one-hundred-thousandth or more of a percentage point will be deemed closer to the ten-thousandth position of the immediately following percentage point.

Interest will be computed by the number of calendar days elapsed on the basis of a year of 360 (three hundred sixty) days.

The T.I.I.E. rate will be subject to revision, and therefore, subject to adjustment on a quarterly basis and the interest shall be paid on a quarterly basis.

If for any reason the T.I.I.E. rate disappears, the “BORROWER” agrees that the substituting rate will be the rate corresponding to the Treasury Certificates of the Federation (CETES) for a term of 91 days, considering the last one available before the beginning of the period in which the corresponding interest accrued, multiplied by 1.2 plus the percentage points agreed upon.

DEFAULT:

SIX.- If any payment obligation is not paid upon maturity, from such date, the “BORROWER” shall pay to the “LENDER” default interest at the rate resulting from multiplying by 2 the ordinary interest rate agreed in terms of this agreement, which is applicable to the disbursement that caused the referred default obligation. Such rate will be subject to revision, and therefore, subject to adjustment with the same periodicity as the revision of the ordinary interest rate.

FEES:

SEVEN.- The “BORROWER” shall pay the following fees to the “LENDER”:

1. Opening fee, equal to 0.75% (zero point seventy-five percent) of the total amount of the LOAN, payable in a single installment, on the date of execution of this agreement.

2. Prepayment fee, as provided in the second paragraph of Clause Four of this agreement.

AFFIRMATIVE AND NEGATIVE COVENANTS

EIGHT.- The “BORROWER” shall comply with the following covenants with the “LENDER”:

a) If the LENDER stops trading at the Mexican Stock Exchange, it shall submit internal quarter financial statements prepared in accordance with the International Financial Reporting Standards issued by the International Accounting Standards Board (IASB) (the “IFRS”), signed by the legal representative, enclosing the analytical lists of the main collective accounts, corresponding to the quarters ended on March, June, September and December, no later than the last day of May, August, November and February, respectively, or if applicable, the quarterly report submitted before the Mexican Stock Exchange in a timely manner, once it is publicly available.

b) If the LENDER stops trading at the Mexican Stock Exchange, it shall submit audited financial statements or certified financial statements if the company is not obliged under the tax laws to audit them, including the audit report and the footnotes, prepared in accordance with the IFRS, within 180 calendar days after the end of the fiscal year, or if applicable, the report of the last quarter of the year submitted before the Mexican Stock Exchange and the annual report also submitted before the Mexican Stock Exchange in a timely manner, once it is publicly available.

c) During the term of the “LOAN”, it shall authorize the “LENDER”, through the most convenient credit reporting agency, to obtain, analyze and use the information with respect to the credit record of the “BORROWER”.

d) It shall deliver the information which is reasonably requested by the “LENDER” for purposes of following up and supervising the “LOAN”.

e) The “BORROWER” shall not allow its Leverage Ratio for any Measurement Period to be higher than 3.50 (three point fifty) to 1.00 (one point zero zero), nor its Interest Coverage Ratio, on the last day of any fiscal quarter, to be lower than 2.50 (two point fifty) to 1.00 (one point zero zero). Such ratios shall be informed to the “LENDER” by means of a notice in writing signed by the legal representative of the “BORROWER” together with the delivery of the financial statements in accordance with the paragraphs (a) and (b) above. For purposes of compliance of the obligations set forth in this paragraph:

“Leverage Ratio” shall mean, at the end of the last fiscal quarter, the ratio of (a) the Total Bank Indebtedness as of the last day of said fiscal quarter, to (b) the Consolidated EBITDA of the “BORROWER” and its Consolidated Subsidiaries determined for the corresponding Measurement Period.

“Interest Coverage Ratio” shall mean, as of the last day of any fiscal quarter, the ratio of: (i) the Consolidated EBITDA to (b) the Consolidated Financial Charges, determined for the corresponding Measurement Period.

“Measurement Period” shall mean, any period of four (4) consecutive fiscal quarters of the “BORROWER”, ending with the most recently completed fiscal quarter, considered as one accounting period.

“Total Bank Indebtedness” shall mean, at any time, in a consolidated manner and without duplication, the outstanding principal balance of all indebtedness for borrowed money of the “BORROWER” and its Consolidated Subsidiaries and security obligations of the “BORROWER” with respect to third parties’ obligations not related with the core business of the “BORROWER”.

“Consolidated EBITDA” shall mean, for any Measurement Period, for the “BORROWER” and its Consolidated Subsidiaries, an amount equal to the sum of: (a) the consolidated operating profit; and (b) the amount of the depreciation and amortization expense deducted during such Measurement Period in the calculation of such consolidated profit, in each case, determined in accordance with the IFRS.

“Consolidated Financial Charges” shall mean, for any Measurement Period, with respect to the “BORROWER” and its Consolidated Subsidiaries, the sum of: (a) all interest, premium payments, fees, charges and related expenses of the “BORROWER” and its Consolidated Subsidiaries with respect to borrowed money (including capitalized interest) or related with the deferred purchase price of assets, provided that in each case they are considered as interest in accordance with the IFRS; and (b) the portion of rental expenses of the BORROWER and its Consolidated Subsidiaries, with respect to such period, under capital or financial leases, which are treated as interest in accordance with the IFRS.

“Consolidated Subsidiary” shall mean, with respect to the “BORROWER” any Subsidiary or other entity, the accounts of which, in accordance with the IFRS, are consolidated with those of the “BORROWER” in the consolidated financial statements of the “BORROWER”.

“Material Subsidiary” shall mean, at any time, any Subsidiary of the “BORROWER” representing more than 10% of the total consolidated assets, or 10% of the consolidated net worth, or 10% of the consolidated profit of the “BORROWER” and its Subsidiaries; provided that, notwithstanding the foregoing, the Venezuelan Subsidiaries will not be considered as Material Subsidiaries.

“Venezuelan Subsidiaries” shall mean (a) Derivados de Maíz Seleccionado, S.A. and Molinos Nacionales, C.A., together with their respective direct and indirect Subsidiaries, and (b) any Subsidiary of the “BORROWER” that is incorporated after the date of this agreement, if such new Subsidiary is incorporated under the laws of the Republic of Venezuela.

“Subsidiary” shall mean, with respect to any person, any legal entity of which (or in which) more than 50% of the participation in the capital stock, either directly or indirectly, is property of, or is controlled by, said person.

f) The “BORROWER” agrees not to create, and not to permit that any of its Material Subsidiaries (as such term is defined in the preceding paragraph) creates, any lien over or with respect to any of its present and future properties, unless such lien is created also for the benefit of the “LENDER” in such a manner that its rights with respect to such lien are pari passu with the other beneficiaries of the lien, except for the following liens which shall be permitted at any time:

i.              Liens created over any asset existing on the date of execution of this agreement.

ii.             Liens created over an asset securing all or any part of the purchase price of property or assets (including inventories) or a portion of the cost of construction, development, alteration or improvement of a property, facility or asset, or indebtedness incurred or assumed solely for the purpose of financing all or any part of the cost of acquiring, constructing, developing, altering or improving a property, building or asset, such lien being created over said property, building or asset during the period that such property, building or asset is being constructed, developed, altered or improved, within 120 (one hundred twenty) calendar days after its acquisition, construction, development, alteration or improvement;

iii.            Liens of a Subsidiary existing prior to the time it became a Subsidiary of the “BORROWER”, provided such liens (A) do not secure indebtedness exceeding the principal amount subject to said liens prior to the time the corresponding Subsidiary became a Subsidiary of the “BORROWER”; (B) are not created over assets other than the asset over which such lien was created prior to the time said Subsidiary became a Subsidiary of the “BORROWER”, and (C) were not created in contemplation of said Subsidiary becoming a Subsidiary of the “BORROWER”;

iv.            Liens on an Asset if such liens existed thereon at the time of acquisition of said Asset and not created in connection with, or in contemplation of, such acquisition;

v.             Liens on any asset securing an extension, renewal, refinancing or replacement of any indebtedness or line of credit secured by a lien referred in paragraphs (i), (ii), (iii) or (iv) above; provided that, such lien is limited to the assets which were subject of said lien in existence before the extension, renewal, refinancing or replacement and;

provided that; the amount of principal of the indebtedness or the amount of the line of credit secured by the previous lien is not increased immediately before, or in contemplation for, or with respect to such extension, renewal, refinancing or replacement;

vi.            Liens created to secure the payment of taxes, contributions, assessments and other charges determined by the governmental authorities, the payment of which is not yet due or the payment of which has been contested in good faith by appropriate legal proceedings promptly initiated and diligently conducted;

vii.           Liens incurred due to, or deposits made in the ordinary course of business with respect to the payment of indemnifications to workers and obligations in social security matters;

viii.          Statutory lines of lessors, carriers, warehousemen, mechanicals, materialsmen, repairmen or similar, arising in the ordinary course of business, for amounts not yet due or amounts the payment of which has been contested in good faith by appropriate legal proceedings promptly initiated and diligently conducted, and with respect thereto, reserves or provisions required in accordance with the IFRS have been created or, in the case of Material Subsidiaries incorporated in another jurisdiction, as required by the applicable accounting principles in said jurisdiction;

ix.            Liens created by attachment or judgment, unless the judgment which it secures, shall not have been discharged or its execution stayed pending appeal within 60 (sixty) days after notice thereof, or which have not been discharged within 60 (sixty) days after ending such stay;

x.             Liens related with the protection of bank overdrafts, lines of credit and other similar incurred in the ordinary course of business; and

xi.            Liens securing borrowings for working capital requirements not exceeding the total amount of the higher of (i) USD$100,000,000 (one hundred million Dollars 00/100) (or its equivalent in other currency) and (ii) (A) 15% (fifteen percent) of the consolidated net worth of the “BORROWER”, minus (B) the amount of any security obligation assumed by the “BORROWER” or any of its Consolidated Subsidiaries for the benefit of parties other than the “BORROWER” and its Consolidated Subsidiaries; and

xii.           Liens created with respect to permitted hedging agreements over cash or cash-equivalent investments or over the underlying commodities in such permitted hedging agreements, to the extent those permitted hedging agreements include the purchase or sale of said commodity; provided, however, that the market value of the assets subject to a lien does not exceed in their entirety the amount of USD$50,000,000 (fifty million Dollars 00/100) (or its equivalent in other currency) at any time; “permitted hedging agreement” shall mean any hedging agreement which: (i) is not for speculative purposes and which has not been entered into nor it has been maintained with the purpose of obtaining profits due to the changes in the securities market; (ii) is based on, or associated with, the underlying value of a product, instrument, securities, commodities, interest rates, currencies, indexes or risk or value measures used by the “BORROWER” or any of its Subsidiaries in the ordinary course of business; and (iii) complies with the hedging policy of the “BORROWER”.

g) Likewise, the “BORROWER” agrees to cause that the “LOAN” ranks, at all times, at least pari passu with all other unsecured and unsubordinated indebtedness of the Borrower (except for such payment obligations with statutory preference).

The “LENDER” retains for itself the rights granted by article 328 of the General Law on Negotiable Instruments and Credit Transactions.

INSURANCE

NINE.- The “BORROWER” shall maintain and shall cause its Subsidiaries to maintain insurance policies with solid, responsible and reputable insurance companies, covering the risks inherent to their activities and for an amount at least 100% of the “LOAN”. Prior to entering into this Agreement, the “BORROWER” agrees to deliver to the “LENDER” copy of the corresponding insurance policy as well as copy of the payment of the premiums.

EVENTS OF DEFAULT

TEN.- The term for paying the “LOAN” will be accelerated, without need of any notice to the “BORROWER”, upon the occurrence of the following events of default:

a) If it fails to pay upon maturity one or more of the agreed payments, whether of principal, interest or fees.

b) If the “LOAN” or part of it, is used for purposes other than those agreed upon in terms of this agreement, without the prior written authorization of the “LENDER”.

c) If it transfers more than 30% of, or if it creates liens other than those permitted over the assets of the “BORROWER”, except for those assets corresponding to the Venezuelan Subsidiaries, or if it modifies its corporate domicile or if it transfers or changes the company, without the prior written authorization of the “LENDER”.

d) If it fails to timely pay the taxes or any other tax charges, including the corresponding contributions to the Mexican Institute of Social Security and the National Workers Housing Fund Institute, except for those being contested before the competent courts.

e) If it abandons the management of its business.

f) If, at any time, the works of the “BORROWER” or a Material Subsidiary are suspended, either due to strike, lack of raw materials or a similar situation, and such situation is not remedied in a period of 60 days and which also results in a material adverse effect for the “BORROWER”.

g) If it breaches any other obligation agreed upon in this or in any other agreement entered with the “LENDER”.

h) If the execution of this agreement or the grant of the “LOAN” constitutes an event of default under any other agreement entered by the “BORROWER” with other creditor within the Financial System and if it is in default of more than eighty percent of its payment obligations with other creditors that are part of credit institutions.

i) If a “Change of Control” exists, deemed as such, if Mr. Roberto González Barrera, his former wife and the members of his family (including their spouses, siblings and other lineal descendents, estates and heirs or any trust or other investment vehicle for the primary benefit of any of said persons or their respective family members or heirs) cease to elect the majority of the members of the board of directors of the “BORROWER”.

j) If the “BORROWER” or anyone in its representation, incurs in any act of bribery with a public officer of the country where it carries out its business, and in the event of incurring in any act of bribery, it will be sufficient cause to deny the disbursement of the “LOAN” or an event of default if the “LOAN” has been disbursed.

k) If the “BORROWER” does not provide evidence of the purchase of the insurance policy referred in Clause Nine of this Agreement, as well if it does not renew such policy during the term of the “LOAN”.

The events of default set forth herein are independent from those of statutory character, therefore, they shall not be understood as restrictive of the statutory provisions.

The fact that the “LENDER” accelerates the “LOAN”, will cause the “BORROWER” to lose the right to obtain the financial accommodations granted by the “LENDER”.

PAYMENT OF EXPENSES:

ELEVEN.- The “BORROWER” shall pay all the expenses of this agreement. For such purposes, expenses of this agreement will include any expenses arising from the celebration, formalization, as well as the expenses pursuant to article 327 of the General Law on Negotiable Instruments and Credit Transactions, or of any other kind as required by the law, the execution or termination of the obligations originated hereof, such as: payment of official fees, fees, taxes or other expenses arising from the agreement.

If the “BORROWER” fails to comply with the obligation set forth in the preceding paragraph, it authorizes the “LENDER” to pay the amount of the fees and expenses of the Notary attesting or ratifying this agreement, and it agrees to reimburse them in a term of 3 (three) business days, and the “BORROWER” shall pay ordinary interests over the amount of the expenses so paid, at an annual rate of 50% (fifty percent).

The “LENDER” shall deliver to the “BORROWER” evidence of the payments referred in the preceding paragraph.

EXECUTION PROCEEDINGS:

TWELVE.- The “LENDER” has the right to obtain the collection of the outstanding amounts owed by the “BORROWER” by means of the ordinary commercial proceeding or the executory commercial proceeding, provided that the “LENDER” may appoint sufficient assets for attachment without following the order set forth by article 1395 of the Commerce Code in current force and effect; taking into account, in addition, that the “BORROWER” will not be appointed as depository of the assets in any event, and that the depository to be designated by the “LENDER” may take possession of the assets without being required to post a bond.

It is further agreed, that the exercise of any of these actions will not imply losing the other one and that all the actions to which the “LENDER” is entitled will continue in full force and effect until payment of the total amount of the “LOAN” and its accessories owed by the “BORROWER”.

LAWS AND COURTS:

THIRTEEN.- For all matters related to the interpretation, execution and fulfillment of this agreement, the parties agree to be subject to the Laws in force in the Federal District and the jurisdiction of the Courts of Mexico City, Federal District, expressly waiving the jurisdiction of their current or future domicile.

DOMICILES:

FOURTEEN.- The parties designate as their domicile for purposes of notifications and notices in connection with this agreement, as follows:

The “LENDER”: Periférico Sur 4333, Col Jardines de la Montaña, Zip Code 14210, Mexico City.

The “BORROWER”: Calzada del Valle No. 407, Col. Del Valle, San Pedro Garza García, Nuevo Leon, Zip Code 66220

As long as the “BORROWER” does not notify in writing to the “LENDER” of a change of domicile, any notice or notification arising from this agreement will be given at the domicile indicated in this clause.

TAXES:

FIFTEEN.- All payments that the “BORROWER” shall make to the “LENDER” will be made without any withholding or set-off. If, required by law, the “BORROWER” has to make any withholding from said payments to the “LENDER”, the “BORROWER” agrees to pay the additional amounts necessary, so that after making the withholding, the “LENDER” receives the amount of payments, as if such withholding had not been applicable.

AUTHORIZATION TO DISCLOSE INFORMATION.

SIXTEEN.- The “BORROWER” authorizes the “LENDER” to disclose the information regarding the transaction set forth in this agreement, to the extent such information is requested to the “LENDER” by its funding sources. Likewise, the “LENDER” authorizes the “BORROWER” to disclose information regarding the transaction set forth in this agreement, to the extent such information is requested to the “BORROWER” pursuant to the applicable laws in force or by the authority.

L E G A L   C A P A C I T Y

The “LENDER”:

A) BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C. is a Development Banking Institution which is actually governed by its Organic Law, published in the Official Daily Gazette (Diario Oficial de la Federación) on January 20, 1986.

B) MR. LEONEL NAPOLEON VASQUEZ GOMEZ evidences his authority as attorney-in-fact of Banco Nacional de Comercio Exterior, S.N.C. with public deed number 36,040, dated May 11, 2000, granted before and attested by Maximino García Cueto, Notary Public Number 14 of the Federal District.

C) MR. HORACIO VAQUERA GARCÍA evidences his authority as attorney-in-fact of Banco Nacional de Comercio Exterior, S.N.C. with public deed number 43,668, dated September 9, 2008, granted before and attested by Maximino García Cueto, Notary Public Number 14 of the Federal District.

The “BORROWER”:

A) GRUMA, S.A.B. DE C.V., is a corporation incorporated under Mexican law, its corporate name and current domicile, in terms of public deed number 2,857 dated December 24,1971 granted before and attested by Alejandro Macías Barragán, Notary Public Number 18 of Monterrey, Nuevo Leon, filed before the Public Registry of Property and Commerce of Monterrey, Nuevo Leon, under number 180, sheet 193, volume 197, book number 3, second auxiliary, Commerce section, dated May 9, 1972.

B) MR. RAUL CAVAZOS MORALES, evidences his authority as attorney-in-fact of GRUMA, S.A.B. DE C.V., with public deed number 5,568 dated April 17, 2007, granted before and attested by Armando Hernández Berlanga, Notary Public Number 132 of General Escobedo, Nuevo Leon, filed before the Electronic Commercial Number 9385*9 dated April 18, 2007. Such powers have not been revoked or modified in any manner whatsoever as of the date of this agreement.

C) MR. RODRIGO MARTINEZ VILLARREAL, evidences his authority as attorney-in-fact of GRUMA, S.A.B. DE C.V., with public deed number 6,651 dated February 22, 2008, granted before and attested by Armando Hernández Berlanga, Notary Public Number 132 of General Escobedo, Nuevo Leon, filed before the Electronic Commercial Number 9385*9 dated March 10, 2008. Such powers have not been revoked or modified in any manner whatsoever as of the date of this agreement.

This agreement is executed on June 16, 2001.

THE “LENDER”	THE “BORROWER”

BANCO NACIONAL DE COMERCIO	GRUMA, S.A.B. DE C.V.
EXTERIOR, S.N.C.

[Illegible signature]	[Illegible signature]
MR. LEONEL NAPOLEÓN VASQUEZ	MR. RAUL CAVAZOS MORALES
GOMEZ

[Illegible signature]	[Illegible signature]
MR. HORACIO VAQUERA GARCIA	MR. RODRIGO MARTINEZ VILLARREAL

WITNESSES

[Illegible signature]	[Illegible signature]
MR. FELIPE CARDENAS ESTRADA	MS. CAROLINA ASCENCIO FAVELA

EXHIBIT B

AMORTIZATION SCHEDULE

Bi-annual Term	Amount of Amortization
1	0
2	0
3	0
4	0
5	0
6	0
7	0
8	0
9	30,000,000
10	30,000,000
11	30,000,000
12	30,000,000
13	240,000,000
14	240,000,000
TOTAL	600,000,000